Exhibit 10.21

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is entered into this 31st day of August, 2023, between LENOX DRIVE OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), and IMUNON, INC. (fka CELSION CORPORATION), a Delaware corporation (“Tenant”).

Landlord and Tenant are parties to a certain Lease dated July 14, 2011 (the “Original Lease”), as amended by (i) a certain First Amendment to Lease dated April 20, 2017 (the “First Amendment”), and (ii) a certain Second Amendment to Lease dated January 9, 2019 (the “Second Amendment”) (the Original Lease, the First Amendment and the Second Amendment are referred to collectively herein as the “Lease”). The Lease covers certain premises (the “Premises”) deemed to contain 9,850 rentable square feet located on the first (1st) floor of the building located at 997 Lenox Drive, Lawrenceville, New Jersey, as more particularly described in the Lease. The Term (as defined in the Lease) is scheduled to expire on August 31, 2023. Landlord and Tenant desire to extend the Term of the Lease and to modify certain other terms and provisions of the Lease, subject to the terms and conditions herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1. Recitals; Definitions. The recitals are incorporated herein by reference. Any and all terms not defined herein shall have the meanings set forth in the Lease.

2. Extension of Term. The Term of the Lease is hereby extended so as to expire at 11:59 p.m. on August 31, 2025 (the “New 2025 Expiration Date”), and the New 2025 Expiration Date shall be the Expiration Date of the Lease for all purposes under the Lease, as amended by this Amendment.

3. AS-IS Condition. Tenant accepts the Premises in their current “AS-IS” condition, with all faults. Landlord shall not be required to perform any tenant improvements or other work in and/or to the Premises in connection with this Amendment.

4. Fixed Basic Rent. From and after September 1, 2023, and through the New 2025 Expiration Date, the Fixed Basic Rent shall equal the following amounts for and during the following periods:

Applicable Period	Fixed Basic Rent per RSF	Annual Fixed Basic Rent	Monthly Fixed Basic Rent
9/1/2023 – 8/31/2024	$28.00	$275,799.96	$22,983.33
9/1/2024 – 8/31/2025	$28.50	$280,725.00	$23,393.75

5. Additional Rent/Utilities/Base Year/Tenant’s Percentage. Tenant shall continue to pay Additional Rent, Operating Expenses, and Utilities in the same manner as presently paid pursuant to the Lease except as set forth herein which shall be applicable after the Commencement Date. Electricity shall be charged at the rate of the greater of $1.75 per rentable square foot or the adjusted rate as described in Section 5 of the Lease. Tenant’s Percentage as described in Section 4 (A) of the Lease for the Premises shall continue to be 10.13%. Tenant’s Base Year shall remain Calendar Year 2017.

6. Right of Termination. Tenant’s right of termination as set forth in Section 7 of the First Amendment, as amended by Section 7 of the Second Amendment, is hereby declared null and void and of no further force or effect.

7. Security Deposit. The parties hereby confirm that Landlord is holding a Cash Security Deposit in the amount of $50,000.00. The Security Deposit shall secure the obligations of Tenant under the Lease and shall apply to the Premises.

8. Renewal Option.

a. Except as hereinafter provided, and notwithstanding any provision to the contrary contained in the Lease, Tenant shall have no right to extend or renew the Term of the Lease, as amended by this Amendment, except as set forth in Section 8b below.

b. Tenant shall have the right to renew the Term of the Lease, as amended by this Amendment, subject to and in accordance with the terms and provisions of Exhibit A attached to and made a part of this Amendment.

9. Broker. Each party represents and warrants to the other that, except for Newmark and Cresa Global, Inc. (together, “Broker”), it has dealt with no broker, finder, real estate agent or other similar person who is entitled to a brokerage commission, fee or other similar compensation in connection with this Amendment. Landlord shall pay Broker a commission pursuant to a separate agreement. Each party agrees to indemnify and hold the other harmless from and against all causes of action, liabilities and costs (including reasonable attorney’s fees) arising in connection with a breach of such party’s foregoing representation and warranty.

10. No Event of Default. Tenant confirms that as of the date hereof, (i) Landlord has fully complied with all of its obligations according to the Lease and (ii) no event has occurred and condition exists which, with the passage of time or giving of notice, or both, would constitute default by Landlord under the Lease.

11. No Modification. If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as herein otherwise expressly provided, or except as the terms of the Lease may be in conflict with or inconsistent with the terms of this Amendment, all of the terms, covenants and provisions of the Lease are hereby incorporated into and made a part of this Amendment as if fully set forth herein.

12. Paragraph Headings. Paragraph headings are for convenience of reference only and in no way define, describe or limit the scope or intent of this Amendment or any of the provisions hereof.

13. Severability. If any provision of the Lease or this Amendment is held by a court of competent jurisdiction to be legally invalid or unenforceable for any reason, the remaining provisions shall not be impaired or affected in any way and shall remain in full effect as if this agreement had been executed without the invalid provision.

14. Successors and Assigns. This Amendment shall inure to the benefit of, be enforceable by and against, and be binding upon, the successors and assigns of Landlord and the permitted successors and assigns of Tenant.

15. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Amendment may further be executed by facsimile and electronic signatures, which shall be as valid as original signatures; notwithstanding the foregoing, each party shall furnish an original signature upon the request of any other party.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the day and year first above written.

LANDLORD:

LENOX DRIVE OFFICE PARK, LLC

By:	/s/ Joseph Friedland

Name:	Joseph Friedland

Title:	Authorized Signor

TENANT:

IMUNON, INC.

By:	/s/ Jeffrey W. Church

Name:	Jeffrey W. Church

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Third Amendment to Lease]

EXHIBIT A

RENEWAL OPTION

1. Tenant, provided the Lease, as amended by this Amendment, shall then be in full force and effect, shall have the option (herein called a “Renewal Option”) to extend the Term for an additional two (2) year period (the “Renewal Term”), which Renewal Term shall commence on the date immediately succeeding the New 2025 Expiration Date, and end on the second (2nd) anniversary of the New 2025 Expiration Date (such anniversary being herein called the “Renewal Expiration Date”). The Renewal Option shall be exercisable only by Tenant giving Landlord written notice of such exercise (herein called the “Renewal Notice”), which notice shall be received by Landlord not later than the date that is nine (9) months prior, nor earlier than the date that is twelve (12) months prior, to the New 2025 Expiration Date (time being of the essence). Landlord, at its option, may render the Renewal Notice null and void upon notice thereof to Tenant if, at the time that Landlord receives the same, Tenant shall be in default under the Lease, as amended by this Amendment, beyond any applicable notice and/or cure period.

2. If Tenant exercises the Renewal Option in accordance with the terms set forth above, then the Lease, as amended by this Amendment, shall thereupon be extended for the Renewal Term upon all the same terms, covenants and conditions as are contained in the Lease, as amended by this Amendment, and applicable prior to the Renewal Term, except that for, and during, the Renewal Term: (1) the Fixed Basic Rent shall be initially set at the greater of (x) the Fixed Basic Rent in effect immediately prior to the commencement of the Renewal Term, or (y) the Renewal Term Fixed Basic Rent (as hereinafter defined) for the Renewal Term, as determined as hereinafter set forth; (2) the Expiration Date shall be the Renewal Expiration Date; (3) any provisions of the Lease, as amended by this Amendment, setting forth (i) workletter or other work obligations of Landlord, (ii) work allowances or contributions to be made by Landlord or (iii) abatements of rent, shall not apply; and (4) the provisions of Section 1 above relating to the exercise of any further Renewal Option shall not be applicable.

3. (a) As used herein, the term “Renewal Term Fixed Basic Rent” for the Renewal Term shall mean a Fixed Basic Rent payable at a per annum rate equal to the product of (i) the Renewal Fair Market Fixed Basic Rent for such Renewal Term, multiplied by (ii) the number of rentable square feet in the Premises.

(b) As used herein, the term “Renewal Fair Market Fixed Basic Rent” for the Renewal Term shall mean the Fixed Basic Rent, per rentable square foot per annum, that a willing tenant (of Tenant’s financial strength and operational history) would pay and a willing landlord would accept for a hypothetical renewal lease of the Premises having a 2-year term (commencing with the commencement of the Renewal Term), and providing for fixed annual rent throughout such term on either, at Landlord’s option, a level payment basis or with periodic step-ups in Fixed Basic Rent, assuming: (i) that the Premises were being demised by such hypothetical renewal lease in their “as is” condition as of the date that Tenant exercised the Renewal Option; (ii) that the terms of such hypothetical renewal lease would (x) include a work allowance or contribution to be paid by such willing landlord to such willing tenant in an amount equal to the amount, if any, that Landlord in its Initial Renewal Rent Notice (as hereinafter defined) has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), (y) include a free rent period during which such willing tenant would not pay any Fixed Basic Rent having a duration equal to the free rent period, if any, that Landlord in its Initial Renewal Rent Notice has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such free rent period), and (z) otherwise be the same terms and conditions as are provided for in the Lease, as amended by this Amendment, for the Renewal Term; and (iii) that such willing landlord would be paying a brokerage commission in respect of such hypothetical renewal lease equal to the brokerage commission, if any, payable by Landlord to any broker to whom a commission may be owing in connection with the Renewal Term.

(c) During the thirty (30) day period (the “Renewal Initial Period”) following Tenant’s exercise of the Renewal Option (i.e., after Landlord’s receipt of the Renewal Notice), Landlord and Tenant shall attempt to agree upon the Renewal Term Fixed Basic Rent for the Renewal Term (including any concessions to be provided in connection therewith), and prior to the expiration of the Renewal Initial Period Landlord shall give Tenant written notice (the “Initial Renewal Rent Notice”) containing (i) Landlord’s determination of the Renewal Term Fixed Basic Rent for the Renewal Term, including Landlord determination of the Renewal Fair Market Fixed Basic Rent (“Landlord’s Renewal Rent Determination”), (ii) the amount of any work allowance or contribution that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such work allowance or contribution), and (iii) the duration of any free rent period that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer to provide any such free rent period). If Landlord and Tenant fail to agree upon the Renewal Term Fixed Basic Rent for the Renewal Term within the Renewal Initial Period, then Tenant may, by written notice (a “Renewal Appraisal Notice”) received by Landlord before the expiration of thirty (30) days after the expiration of the Renewal Initial Period, elect to have the Renewal Term Fixed Basic Rent for the Renewal Term determined by appraisal in accordance with the provisions set forth in Section 6 of this Exhibit A. If Landlord does not receive a Renewal Appraisal Notice from Tenant before the expiration of such thirty (30) day period, Tenant and Landlord shall be conclusively deemed to have agreed to Landlord’s Renewal Rent Determination, and the Renewal Term Fixed Basic Rent for the Renewal Term shall equal Landlord’s Renewal Rent Determination.

(d) If, as of the first day of the Renewal Term, the Renewal Term Fixed Basic Rent shall not have been finally determined, then (i) for the period from the commencement of the Renewal Term until the date that the Renewal Term Fixed Basic Rent is finally determined (herein called the “Renewal Pre-Determination Period”), Tenant shall make payments, on account of the Renewal Term Fixed Basic Rent for the Renewal Term (as and when Fixed Basic Rent is payable under the Lease, as amended by this Amendment), in an amount equal to the Fixed Basic Rent in effect immediately prior to the commencement of the Renewal Term, and (ii) if, upon the final determination of the Renewal Term Fixed Basic Rent for the Renewal Term, the payments made by Tenant on account of the Renewal Term Fixed Basic Rent for the Renewal Term during the Renewal Pre-Determination Period were different than the Renewal Term Fixed Basic Rent for the Renewal Term, then (A) Tenant shall pay to Landlord the amount of any deficiency within thirty (30) days after demand therefor, or (B) Landlord shall credit to Tenant the amount of any overpayment against the next rent thereafter due. Tenant shall be provided the work allowance, if any, and free rent period, if any, set forth in the Initial Renewal Rent Notice. Any such free rent period shall commence on the first (1st) day of the Renewal Term. Any such work allowance shall be paid to Tenant on account of alterations and improvements performed by Tenant in the Premises